EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 15.95 Percent Increase in Twelve Month Net Income

BOWIE, Md., Feb. 8, 2010 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income attributable to Old Line Bancshares, Inc. increased $280,032 or 15.95% for the twelve months ended December 31, 2009 to $2.0 million from $1.8 million for the twelve months ended December 31, 2008. After inclusion of the dividends and accretion on the preferred stock issued under the U.S. Treasury Department's Capital Purchase Program in December 2008, net income available to common stockholders for the twelve month period was $1.6 million. Earnings per basic and diluted common share were $0.40 for the twelve months ended December 31, 2009 and $0.44 for the same period in 2008. The 15.95% increase in net income for the twelve month period was primarily the result of a $2.0 million increase in net interest income. The increase in net interest income derived primarily from a $36.5 million or 16.91% increase in average net loans outstanding during the period. We also had an approximately $145,000 increase in pre-tax earnings from our majority owned subsidiary Pointer Ridge Office Investments, LLC and an approximately $159,000 gain from sale on investments. These increases were partially offset by a $485,000 increase in the loan loss provision from $415,000 to $900,000 and increased operating expenses associated with the operations of our College Park, Annapolis, Crofton and Glen Dale branches that opened in February 2008, September 2008, July 2009 and October 2009, respectively. During the twelve month period, we incurred a $392,000 increase in FDIC insurance premiums inclusive of a $149,000 special assessment. As we previously reported, the increase in earnings from Pointer Ridge derived from a non-recurring lease termination fee recorded in the 1st quarter of 2009. In an effort to minimize call and pre-payment risk and manage future interest rate risk, we elected to sell available-for-sale securities during the period, resulting in the $159,000 gain on the sale of investments. We did not sell any available-for-sale securities during the twelve months ended December 31, 2008.

For the three month period ended December 31, 2009, net income attributable to Old Line Bancshares, Inc. increased $85,165 or 22.35% to $466,233 compared to $381,068 reported for the three month period ended December 31, 2008. After inclusion of the dividend on the preferred stock, net income available to common stockholders increased $114,494 or 32.55% to $466,233 from $351,739 for the three month period. Earnings per basic and diluted common share were $0.12 for the three month period ended December 31, 2009 compared to $0.09 for the three month period ended December 31, 2008. During the three month period, net interest income increased $617,815 as a result of continued growth in the loan portfolio. Non-interest revenue increased $51,035 primarily because of the increase in our ownership interest in Pointer Ridge Office Investment, LLC in December 2008. The $70,000 increase in the loan loss provision, the costs associated with the operations of the Crofton branch that opened in July 2009 and the Glen Dale branch that opened in October 2009 and the consolidation of Pointer Ridge, LLC, partially offset these increases in interest revenue and non-interest revenue.

Mr. Cornelsen stated: "2008 and 2009 were the most challenging years that the financial services industry has encountered since the depression. The current economy remains fragile and continues to present a whole host of challenges to us and our customers. While many of our peer banks have experienced devastating financial losses, high delinquencies and record levels of charge-offs, we have managed to maintain profitability and asset quality in an extremely challenging environment while incurring increased FDIC insurance cost, increased operating costs associated with our new branches and a $485,000 increase in the loan loss provision for the twelve month period. Our asset quality remains strong with only 2 loans totaling $581,000 past due between 30 and 89 days. We also have three non –accrual loans totaling $1.6 million or 0.45% of total assets. We continue to remain cautiously optimistic that we will continue to successfully navigate through this difficult period. However, we also recognize that we are not immune to losses in our loan portfolio. If the unemployment rate continues to remain high and real estate values decline further, we anticipate that even our strong borrowers may experience financial difficulties as they continue to cope with declining revenues, diminishing cash flows and depreciating collateral values in their businesses.   Therefore, we expect that we will continue to maintain a higher allowance for loan losses than we have historically required."

Mr. Cornelsen continued, "We have always believed that the experience of our personnel is our best asset. This experience coupled with our relationships with our customers and our conservative management and credit culture have allowed us to continue to grow loans and improve our earnings performance. We are excited that in January of this year, we were able to announce the addition of our new lending team in our Greenbelt office. These individuals join us with many years of experience and knowledge about the local community and we believe they are a valuable addition to our team."

As we previously reported, we repurchased from the U.S. Treasury the 7,000 shares of preferred stock that we issued to them in December 2008 under its Capital Purchase Program under the Troubled Asset Relief Program (TARP). We paid Treasury $7,058,333 to repurchase the preferred stock which reflects the liquidation value of the preferred stock and $58,333 of accrued but unpaid dividends. After careful consideration, we determined that we would repay the U.S. Treasury and believe this repayment will be in the best long term interest of our stockholders. In August, we also repurchased at a fair market value of $225,000 the warrant to purchase 141,892 shares of our common stock that was issued to the U.S. Treasury in conjunction with the issuance of the preferred stock.

At December 31, 2009, the allowance for loan losses was $2.5 million or 0.93% of gross loans compared to $1.9 million or 0.85% of gross loans at December 31, 2008. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and five additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the adequacy of our loan loss allowance, our borrowers experiencing financial difficulty, our continued success, and stockholder benefits from the repurchase of the preferred stock and warrant issued under TARP constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, further deterioration in economic conditions in our target markets or nationally and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiary
Consolidated Balance Sheets

December 31,	2009	2008
	(Unaudited)
Assets
Cash and due from banks	$7,402,137	$8,823,170
Interest bearing accounts	3,953,312	--
Federal funds sold	81,138	2,140,525
Total cash and cash equivalents	11,436,587	10,963,695
Time deposits in other banks	15,031,102	13,267,000
Investment securities available for sale	28,012,948	29,565,976
Investment securities held to maturity	5,806,507	8,003,391
Loans, less allowance for loan losses	265,008,669	231,053,618
Restricted equity securities at cost	2,957,650	2,126,550
Bank premises and equipment	17,326,099	12,388,046
Accrued interest receivable	1,055,249	1,091,560
Prepaid income taxes	--	35,649
Deferred income taxes	178,574	--
Bank owned life insurance	8,422,879	8,096,039
Other assets	1,982,262	1,139,101
Total assets	$ 357,218,526	$ 317,730,625

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$40,883,419	$39,880,119
Interest-bearing	245,464,373	191,550,521
Total deposits	286,347,792	231,430,640
Short-term borrowings	16,149,939	17,773,934
Long-term borrowings	16,454,067	21,531,133
Accrued interest payable	517,889	625,446
Income tax payable	175,543	--
Deferred income taxes	--	65,651
Other liabilities	941,165	4,012,968
Total liabilities	320,586,395	275,439,772

Stockholders' equity
Preferred stock, par value $0.01 per share and additional paid in capital; 7,000 shares issued and outstanding in 2008	--	6,703,591
Common stock, par value $.01 per share; authorized 15,000,000 shares; issued and outstanding 3,862,364	38,624	38,624
Additional paid-in capital	29,034,954	28,838,810
Warrants to purchase 141,892 shares of common stock	--	301,434
Retained earnings	6,498,446	5,411,772
Accumulated other comprehensive income	368,880	392,611
Total Old Line Bancshares, Inc. stockholders' equity	35,940,904	41,686,842
Noncontrolling interest	691,227	604,011
Total stockholders' equity	36,632,131	42,290,853
Total liabilities and stockholders' equity	$ 357,218,526	$ 317,730,625

Old Line Bancshares, Inc. & Subsidiary
Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)	2009 (Unaudited)	2008
Interest revenue
Loans, including fees	$3,961,137	$3,620,185	$ 15,304,608	$ 14,240,545
U.S. Treasury securities	--	10,842	7,230	69,079
U.S. government agency securities	33,698	91,766	296,560	181,792
Mortgage backed securities	258,720	147,345	1,059,386	356,398
Municipal securities	19,989	23,128	84,797	95,822
Federal funds sold	175	28,540	1,148	285,619
Other	100,737	69,768	342,127	194,981
Total interest revenue	4,374,456	3,991,574	17,095,856	15,424,236
Interest expense
Deposits	1,053,478	1,328,017	4,553,099	5,101,608
Borrowed funds	254,718	215,112	1,026,755	808,127
Total interest expense	1,308,196	1,543,129	5,579,854	5,909,735
Net interest income	3,066,260	2,448,445	11,516,002	9,514,501
Provision for loan losses	140,000	70,000	900,000	415,000
Net interest income after provision for loan losses	2,926,260	2,378,445	10,616,002	9,099,501

Non-interest revenue
Service charges on deposit accounts	81,517	80,531	307,012	311,268
Net gains on sales of investment securities	--	--	158,551	--
Earnings on bank owned life insurance	93,228	93,176	376,165	366,785
Income (loss) on investment in real estate LLC	--	(2,163)	--	3,741
Loss on disposal of assets	--	--	(4,803)	--
Other fees and commissions	138,014	90,180	982,842	282,138
Total non-interest revenue	312,759	261,724	1,819,767	963,932
Non-interest expense
Salaries	1,185,468	1,007,457	4,037,027	3,316,219
Employee benefits	251,390	199,701	1,012,014	923,666
Occupancy	312,591	287,400	1,085,768	1,124,838
Equipment	96,133	84,696	354,531	313,133
Data processing	93,058	76,590	340,870	269,632
Other operating	599,752	410,468	2,426,671	1,425,290
Total non-interest expense	2,538,392	2,066,312	9,256,881	7,372,778

Income before income taxes	700,627	573,857	3,178,888	2,690,655
Income taxes	243,109	197,635	1,055,523	939,383
Net income	457,518	376,222	2,123,365	1,751,272
Less:Net Income attributable to the noncontrolling interest	(8,715)	(4,846)	87,215	(4,846)
Net Income attributable to Old Line Bancshares, Inc.	466,233	381,068	2,036,150	1,756,118
Preferred stock dividends and discount accretion	--	29,329	485,993	29,329
Net income available to common stockholders	$466,233	$351,739	$1,550,157	$1,726,789

Basic earnings per common share	$0.12	$0.09	$0.40	$0.44
Diluted earnings per common share	$0.12	$0.09	$0.40	$0.44
Dividend per common share	$0.03	$0.03	$0.12	$0.12
CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544